EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 2nd day of August, 1993 (the "Effective Date"), by and between Abatix Environmental Corp., a Delaware corporation (the "Company"), and Barry Horvitz (the "Employee").


                     			     W I T N E S S E T H:


WHEREAS, the Company is a for-profit corporation incorporated under the laws of the State of Delaware and is engaged in certain sales activities and other related endeavors ancillary to such activities (hereinafter referred to as the "Business");

WHEREAS, Employee is possessed of particular skills, knowledge and abilities useful to the Business of the Company; and

WHEREAS, the Company desires to employ the Employee, and the Employee desires to be employed by Company to aid and assist the Company in carrying out the Business of the Company, pursuant to the terms and conditions contained herein.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                             				  ARTICLE I

                            				  EMPLOYMENT

SECTION 1.01. EMPLOYMENT AND TITLE. (a) Company hereby agrees to employ Employee, and Employee hereby accepts employment as salesperson, upon the terms and conditions hereinafter set forth, each Party expressly revoking any and all prior employment agreements to which the Parties may be mutually subject. As salesperson, Employee shall serve Company and its affiliates on a full-time basis subject to the supervision and control of the Management (hereinafter referred to as the "Management"). Employee hereby agrees to serve the Company in such capacity for the period commencing on the Effective Date and ending on July 31, 1996 unless this Agreement is terminated prior to such date pursuant to the terms of Section 3 hereof (hereinafter referred to as the "Employment Term").

(b) During the term of this Agreement, the Company will employ Employee and Employee will render services to the Company in such capacities and with respect to such matters as the Management of the Company may determine, including providing expertise and advice pertaining to sales activities of the Company.

(c) Unless otherwise authorized by the Company's Management, the Employee shall [NOT] have the right to make any contracts or commitments for or on behalf of the Company, to sign or endorse any commercial paper, contracts, or instruments of any nature, and to enter into any obligation binding the Company to the payment of money or otherwise.

(d) Employee agrees to serve the Company faithfully and to the best of his abilities in the capacity referenced above and in any other work or activity in furtherance of the business of the Company in which his talents may be applied in a manner commensurate with his position, training, knowledge, skills and abilities, and to perform any and all duties described by the Management or any other appropriate officer of the Company, during the course of his employment. Except as otherwise may be approved by the Management of the Company, Employee further agrees to devote all of his business time, attention, abilities and energy exclusively to the business of the Company throughout the Employment Term, except for vacation periods and periods of sick leave in accordance with the Company's policies as may be adopted or amended by the Management from time to time.

(e) The Employee further agrees to abide by the Company's Articles of Incorporation, Bylaws, rules and regulations as may be in effect, amended and/or established from time to time by the Management and/or authorized officers after the Employee has been provided with such document.

(f) Employee shall keep the President and other Management of the Company informed, as the President may request or direct, as to all activities in which Employee proposes to be or is engaged on behalf of the Company.

SECTION 1.02.  GENERAL OBLIGATIONS AND DUTIES.  During the term of this
Agreement:

(a) In carrying out this Agreement and the lawful business affairs of the Company, Employee shall also accept such other duties and assignments as the Management of the Company may from time to time determine provided it pertains to outside sales.

                            				  ARTICLE II

              		    COMPENSATION, COMMISSION AND BENEFITS

SECTION 2.01. COMPENSATION. (a) As full compensation for all services rendered pursuant to this Agreement, the Employee shall be entitled to receive from the Company an aggregate base salary (hereinafter referred to as the "Base Salary") at the rate of Ten Thousand and No/100 Dollars
($10,000.00) per month, which Base Salary shall be reduced to Eight Thousand and No/100 Dollars ($8,000.00) per month beginning the 13th month and continuing through the 36th month of this Agreement.

(1) If no additional employment agreement has been entered into and Employee continues to work for the Company after the 36th month, then each year thereafter, the Company further agrees to continue the Base Salary of Eight Thousand and No/100 Dollars ($8,000.00) per month contingent upon the Employee's continued achievement of a minimum of $400,000.00 in Gross Profits (as defined in Section 2.02 (d)) for the previous twelve month period.

(b) The monthly Base Salary to be paid to the Employee hereunder shall be paid in two (2) equal installments each month, less applicable withholding, FICA, other taxes and authorized deductions, if any. Such installments shall be paid on the first (1st) and fifteenth (15th) day of each calendar month, beginning with the execution of this Agreement. All salary payments are subject to appropriate withholding for federal, state, local and FICA taxes.

(c) In the event that the employee attains $300,000.00 in gross Profit in the fiscal year then an additional 2% commission per year is to be paid; and in the event that the employee attains an additional $100,000.00 in Gross Profit, then an additional 2% commission is to be paid and when each additional increment of $100,000.00 Gross Profit is achieved.

d) In the event that the employee attains Gross Profit of $400,001.00 in the fiscal year, then a bonus of $20,000.00 will be paid.

(e) In the event that the employee attains Gross Profit of $500,001.00 in the fiscal year, then a bonus of $15,000.00 will be paid.

(f) In the event that the employee attains Gross Profit of $550,001.00 in the fiscal year, then a bonus of $10,000.00 will be paid.

(g) A car phone allowance of $125.00 per month payable on the 1st of each month.

(h) A digital pager will be provided and payable by the Company.

SECTION 2.02. COMMISSIONS. (a) Employee shall be entitled to receive commissions (the "Commissions") at the rate of twenty-five (25%) percent under this Agreement for monthly Gross Profit on sales to accounts assigned to the Employee during the term of this Agreement.

(b) The Commission shall accrue hereunder with respect to gross profit on monthly sales to customers (as defined in Section 4.01 (ii)) assigned to the Employee, the prior acceptance of a credit application of a Customer and within the limits of the credit terms set by the Company. The Commission shall be due and payable less the $10,000.00, ($8,000.00 beginning the 13th month), Base Salary paid the previous month on the last business day of each calendar month for sales by the Employee and accepted by the Company during the prior calendar month during the Term hereof. If commissions during any month do not exceed Base Salary, Employee will have no obligation to refund the difference.

(c) For purposes of this Article 2, "Net Sales" shall mean the gross amount actually charged by the Company net of freight and taxes in connection with sales to accounts assigned to the Employee during the Term hereof and for which a purchase order has been accepted by the Company, net of any adjustments, restocking charges, and gross amounts refunded or returned to the Customer on sales by the Employee within the current or any previous fiscal year.

(d) For purposes of this Article 2, "Gross Profit" shall mean Net Sales less the cost of goods sold as determined by the first in first out method and any applicable freight and taxes.

SECTION 2.03. REIMBURSEMENT FOR EXPENSES. As permitted by Company's President or Management from time to time, Employee shall be authorized to incur reasonable business expenses in connection with performing his duties hereunder and promoting the business of the Company. The Company shall reimburse Employee for all of his reasonable business expenses (including reasonable expenditures for travel, meals and hotel accommodations) incurred in the course of his employment by the Company pursuant to this Agreement up to an amount not to exceed Five Hundred and no/100 dollars ($500.00) per month. Expenses are non cumulative in respect to the monthly limit. All reimbursements shall be in accordance with the Company's established expense reimbursement policies and shall be expressly conditioned upon the Company's receipt of all required information or documentation as generally determined by the Company, including, without limitation, all information or documentation necessary or appropriate for deduction of the payments by the Company on its federal and/or state income tax returns (even if the payments are not fully deductible by the Company) and all appropriate information relating to (i) the amount of the expenditure, (ii) the time, place and designation of the type of entertainment, travel or other expense, (iii) the business or other reason for the expenditure, and (iv) the names, occupations and addresses of each person entertained.

SECTION 2.04. OTHER BENEFITS. Employee shall be entitled to participate in medical and health, 401-K, Profit-Sharing plans, and other benefits generally made available to employees of the Company, as from time to time determined by the Company's President or Management. In this regard, Employee shall be responsible for any costs generally charged to such employees for participation therein, however, the Company will be responsible for the premiums for the employee and family coverage in the medical and health plan.

SECTION 2.05. VACATION. Employee shall be entitled to take two (2) weeks' vacation with pay each year. Vacation time shall be taken with due consideration to the services required of Employee and the requirements of the Company.

SECTION 2.06. AUTO ALLOWANCE. Employee shall receive a car allowance of $500.00 per month payable on the 1st day of each month.

SECTION 2.07. DEFINITION OF YEAR. Whenever the term "year" or "per year" is used in this Section, it shall mean 12 full calendar months (plus any partial month in the first year) from the Effective Date of this Agreement and each 12 month period thereafter.

SECTION 2.08. STOCK OPTIONS. 10,000 stock options per year will be granted for the first 3 years of the agreement, (a total of 30,000), IF the Employee achieves Gross Profit of at least $500,001.00 per year. Option price to be determined by the bid price of the Company's stock, as established by Nasdaq on the day after the date that the employee achieves the $500,001.00 Gross P rofit goal. Employee shall have one (1) year after achieving the stock option to exercise such option.

                            				 ARTICLE III

                     			    TERM AND TERMINATION

SECTION 3.01. TERM. If the Employment Term is extended beyond the initial Term pursuant to this Agreement, it is expressly understood and agreed that Employee shall then be employed at the will of the Company and the employment continued hereby may be terminated at any time with cause (as hereinafter defined).

SECTION 3.02. EARLY TERMINATION. The employment of the Employee may be terminated in the following manner:

(a) The Company may terminate Employee's employment hereunder upon the occurrence of any of the following events, which termination shall be deemed a termination without "Cause" or for reasons other than "Cause":

(i) Employee's employment hereunder shall be automatically terminated upon the death of Employee.

(ii) Employee's employment hereunder shall automatically terminate within 90 days, upon a determination by Company's President or Management that Employee is subject to a "Permanent Disability". For purposes of this Agreement, the term "Permanently Disabled" or "Permanent Disability" shall mean a disability by reason of the occurrence of an injury or disease (including a mental illness or illness caused by substance abuse) or a physical or mental condition which, in the opinion of the Company's President, [(i)] results in Employee becoming unable adequately to perform his customary duties for the Company, and (ii) has existed for a continuous period of at least twelve (12) consecutive weeks, of which time such person has been unable to average in excess of thirty-five (35) hours per week of the type of work for which such person is employed by the Company. In determining whether Employee is Permanently Disabled, the Company may rely upon the opinion of any doctor licensed to practice medicine who has been selected by the Company, and any other evidence the Company deems appropriate. The Company shall be the sole judge as to whether Employee is Permanently Disabled as defined herein, and its judgment shall be binding and conclusive.

(iii) The Employee's employment hereunder shall automatically terminate upon the (1) liquidation and/or dissolution of the Company (other than after a defined "Change of Control"), (2) or discontinuance of substantially all active operations of the Business. The termination of the Employee's employment pursuant to this subparagraph (iii) shall be effective on the date that the event described above occurs unless a later date is determined by the Management.

(b) Employee's employment hereunder shall automatically terminate upon a determination by the Company's President that any of the following events have occurred, which termination shall be deemed to be a termination for "Cause":

(i) Employee has materially failed or refused to faithfully, diligently and satisfactorily perform the usual and customary duties of his employment or adhere to the provisions of this Agreement.

(ii) Employee has failed or refused to comply with the reasonable policies, standards, regulations, instructions or directions of the Company which, from time to time, may be established and/or amended by the Management and/or authorized officers of the Company.

(iii) Employee has conducted himself in an unprofessional, unethical, immoral or fraudulent manner, or engages in any activity which is grossly detrimental to the reputation, character and standing of the Company.

(iv) The Employee has conducted himself in a manner which constitutes neglect of his duties, willful misconduct, fraud upon the Company, dishonesty, misappropriation of Company assets or similar criminal conduct.

(v) Employee has materially breached any duty or obligation required by this Agreement.

(vi) Employee has resigned for any reason other than as a result of a breach of this Agreement by the Company.

(c) In the event Employee's employment and this Agreement are terminated pursuant to this Section 3.02, the Company shall have no obligation to pay any compensation or benefits other than those which accrued prior to the date of termination.

SECTION 3.03. INVOLUNTARY TERMINATION AFTER "CHANGE OF CONTROL." In the event of a "Change of Control" as defined below, the Company shall have the right to terminate Employee's employment and this Agreement, however, the Company will be required to pay Employee upon termination, (i) $200,000 if termination occurs in months 1-12, of employment, (ii) $100,000 if termination occurs in months 13-24, and (iii) the remaining Base Salary if termination occurs in any month thereafter.

For purposes of this Section 3.03 of this Agreement, a "Change of Control" shall be deemed to have taken place if: (i) a third person, including a "group" as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Company having forty-five percent (45%) or more of the total number of votes that may be cast for the election of directors of the Company; or (ii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Management of the Company or any successor to the Company.

SECTION 3.04. EMPLOYEE'S RESIGNATION. In the event Employee terminates this Agreement other than by reason of his death or disability as defined in this
Article III, Employer shall have no further obligations under this Agreement, other than for payment of all unpaid salary, if any, accrued but unpaid through the date of such termination.

                             				 ARTICLE IV

        	     COVENANT NOT TO COMPETE AND CONFIDENTIAL INFORMATION

SECTION 4.01. NON-COMPETITION. (a) In consideration of his employment hereunder and in recognition that the relationship between himself and the Company is one of trust, the Employee covenants and agrees that the Employee will not, directly or indirectly, for his or her own account or benefit, or for the account or benefit of any other person or party:

(i) own, manage, engage in, control, be employed by, participate in or be connected with, in any manner whatsoever, the ownership, management, operation or control of any business which sells, promotes or distributes products or services, or which otherwise performs services, which are reasonably like and which may reasonably compete with those products or services offered by the Company or any affiliate or future subsidiary of the Company at any time during the term of this Agreement or as of the date of termination of the Employee;

(ii) Canvas, solicit or accept business from "Customers of the Company" (except on behalf of the Company) which, for purposes of this Agreement, shall mean any person or entity which has been contacted by the Employee in the course of his employment with the Company or its affiliates or future subsidiaries, or has engaged in business with the Company or any of its affiliates or future subsidiaries during the one (1) year period prior to the date of termination of the Employee's employment hereunder;

(iii) Directly or indirectly request or advise any Customer of the Company to withdraw, curtail or cancel such Customer's business with the Company, or otherwise interfere with the business relationship between such Customers and the Company, or any of its affiliates or future subsidiaries;

(iv) Directly or indirectly disclose to any person, firm or corporation any information relating to any acquisition candidate;

(vi) Otherwise aid, consult or assist anyone engaged in any business which is competitive with the "Business of the Company", which "Business of the Company" shall include all business activities in which the Company or any of its affiliates or future subsidiaries is engaged at any time during the Term of this Agreement or in which the Company or any of its affiliates or future subsidiaries plans to engage at the date of termination of the Employee; or

(vii) Communicate to any person or entity any trade secrets, customer lists, information (financial or otherwise), strategies, systems, methods or any other business data or secrets of the Company, any of the Company's affiliates or future subsidiaries.

(b) Employee's covenants against competition as set forth in subparagraph (a) above shall commence on the date of this Agreement and shall continue (i) for a period of one (1) year after the date of termination of Employee's employment hereunder for Cause (as herein defined). The restraints against competition imposed on and agreed to by Employee hereunder shall apply to, and be enforceable in, the area within fifty (50) miles of any location where the Company, or any of its affiliates, subsidiaries, is doing business as of the date of termination of Employee's employment hereunder.

SECTION 4.02. TRADE SECRETS. (a) In consideration of his employment hereunder, and in recognition that the relationship between himself and the Company is one of trust, the Employee covenants and agrees that the Employee will not, directly or indirectly, for his own account or benefit, or for the account or benefit of any other person or party, communicate to any person or entity any trade secrets, customer lists, information (financial or otherwise), strategies, systems, methods or any other business data or secrets of Company, any of the Company's affiliates or future subsidiaries.

(b) Employee's covenant against disclosure as set forth in subparagraph (a) above shall commence on the date of this Agreement and shall continue for a period of one (1) year from the date of termination of this Agreement for cause.

SECTION 4.03. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. (a) Employee acknowledges that the Company may disclose certain confidential information to Employee during the Employment Term to enable him to perform his duties hereunder. Employee hereby covenants and agrees that he will not, without prior written consent of the Company, during the Term of this Agreement or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of the Company.
For purposes of this Agreement, "confidential information" shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, programs, computer software, writings, research, personnel information, plans, or any other information of whatever nature in the possession or control of the Company which has not been published or disclosed to the general public, or which gives to the Company an opportunity to obtain an advantage over competitors who do not know of or use it. Employee further agrees that if his employment hereunder is terminated for any reason, he will leave with the Company and will not take originals or copies of any and all records, papers, programs, computer software and documents and all matter of whatever nature which bear secret or confidential information of the Company.

(b) During the Employment Term Employee agrees that he will not directly or indirectly for himself or for the benefit of, or in conjunction with any other entity:

(i) call upon any individual or entity who or which was a or customer of Employer at any time during the term of Employee's employment with Employer, for the purpose of soliciting, selling, servicing, diverting, taking, transferring or interfering with any of the customer's patronage of Employer;

(ii) call upon any individual or entity who or which during the one (1) year period preceding Employee's termination of employment has been the subject of a solicitation, in the form of a written proposal or other presentation by Employer or Employee; or

(iii) solicit or attempt to solicit any Employee(s) of Employer in order to cause the termination of his, her or their employment with Employer.

Subparagraph (a) herein shall not be applicable if and to the extent Employee is required to testify in a judicial or regulatory proceeding pursuant to an order of a judge or administrative law judge issued after Employee and his legal counsel urge that the aforementioned confidentiality be preserved.

The covenants set forth in this Section are in consideration of employment, or continuing employment, and the compensation paid to Employee during his employment by the Company. The foregoing covenants will not prohibit Employee from disclosing confidential or other information to other employees of the Company or to third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.

SECTION 4.04. REMEDY FOR BREACH. Employee expressly recognizes and acknowledges that the terms and conditions of this Agreement and specifically
Article IV. hereunder are reasonable as to time and area, necessary to protect the legitimate business interests of the Company, and are not unduly burdensome to Employee.

Further, Employee expressly acknowledges and agrees that irreparable injury will result to the Company and to its business and properties in the event of any breach by Employee of any of the provisions of this Article IV, and that Employee's continued employment is predicated on the commitments undertaken by him pursuant thereto. In the event of any breach of any of Employee's commitments pursuant to this Article IV, the Company shall be entitled to any other remedies and damages available, to injunctive relief to restrain the violation of such commitments by Employee or by any person or persons acting for or with Employee in any capacity whatsoever.

SECTION 4.05. WAIVER OF BREACH. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either Employer or Employee. The failure to enforce any provision(s) of the Agreement shall not be construed as a waiver of such provision(s).

SECTION 4.06. SURVIVAL OF COVENANTS. The covenants of Article IV hereof shall survive any termination of Employee's employment and any termination of this Agreement, and be enforceable according to their terms.

                            				  ARTICLE V

                            				MISCELLANEOUS

SECTION 5.01. NOTICES. All notices, demands or other communications required or provided hereunder shall be in writing and shall be deemed to have been given at the earlier of (i) actual receipt, or (ii) three (3) days after deposit in the United States Mail as provided below. Notice may be sent by personal service to the parties at the addresses set forth below, or at such other addresses as such parties may designate by notice to the other parties, or by deposit in the United States mail, certified or registered, postage prepaid, return receipt requested, addressed to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the other parties.

	If to the Company:      Abatix Environmental Corp.
                     				8311 Eastpoint Drive, Suite 400
                     				Dallas, TX 75227
                     				Attn:  Terry W. Shaver

	with a copy to:         Arter, Hadden, Johnson & Bromberg
                     				1717 Main Street, Suite 4100
                     				Dallas, Texas 75201
                     				Attn:  Glen A. Bellinger

	If to Employee:         Barry Horvitz
                     				10727 Braes Forest
                     				Houston, TX 77071

SECTION 5.02. APPLICABLE LAW. THIS AGREEMENT AND THE OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE INTERPRETED, CONSTRUED, GOVERNED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, and shall be performed in Dallas County, Texas.

SECTION 5.03. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties hereto relative to the transactions contemplated hereby, and supersedes all other oral and written agreements, express or implied, concerning the subject matter of this Agreement. No variations, modifications or changes in this Agreement shall be binding upon a party unless set forth in a document duly executed by or on behalf of such party.

SECTION 5.04. ASSIGNABILITY. The Company, its transferees, successors and assigns reserve the right to assign this Agreement, and all of the rights and obligations of Company hereunder, to any of their respective successors, affiliates or future subsidiaries. Neither this Agreement, nor the rights and obligations created under it, may be assigned by the Employee without the prior written consent of the Company.

SECTION 5.05. INDEPENDENT COVENANTS. The provisions contained in this Agreement are independent and separate. In the event that any provision is declared unenforceable, the other provisions shall not be affected or impaired but shall remain valid and enforceable.

SECTION 5.06. CONSENT AND WAIVER. No consent or waiver, express or implied, by any party hereto of any breach or default by any other party shall be deemed or construed to be a consent or waiver to or of any other breach or default. Failure on the part of any party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

SECTION 5.07. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be held invalid or unenforceable to any extent, such illegality or unenforceability shall extend to that provision only, and the remainder of this Agreement shall be enforced to the greatest extent permitted by law as if such illegal or unenforceable provision were not incorporated herein.

SECTION 5.08. RELATIONSHIP OF THE EMPLOYEE. The relationship between the Employee and the Company shall be limited to the performance of the duties and responsibilities contemplated by and in accordance with the terms of this Agreement. Nothing herein shall be construed to authorize Employee to act as agent of the Company for any other purposes.

SECTION 5.09. SUCCESSORS. Subject to the provisions of Section 5.04 hereof, this Agreement shall be binding upon the parties hereto, their heirs, administrators, successors, executors and assigns, and the parties hereto covenant and agree that they themselves and their respective heirs, executors, successors, administrators and assigns will execute any and all instruments, releases, assignments and consents that may be reasonably required to more fully implement the provisions of this Agreement. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be enforceable by and against the respective heirs, executors, administrators, legal representatives, successors and assigns of the Employee.

SECTION 5.10. THIRD PARTY BENEFICIARY. Nothing in this Agreement shall be deemed to create any right in any creditor or other person not a party hereto (other than the successors and assigns of a party hereto), and this instrument shall not be construed in any respect to be a contract in whole or in part for the benefit of any other party except as aforesaid.

SECTION 5.11. ADDITIONAL ACTS. In connection with this Agreement, as well as all transactions contemplated by this Agreement, Employee agrees to execute and deliver such additional documents or perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement.

SECTION 5.12. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall serve as an original for all purposes, but all copies of which shall constitute but one and the same Agreement.

SECTION 5.13. HEADINGS AND CAPTIONS. The Article and Section headings and other captions contained in this Agreement are inserted only as a matter of convenience, do not form a part of this Agreement and in no way define, limit, extend or describe the scope, meaning, construction or effect of this Agreement or any provision hereof or the intent of the parties.

SECTION 5.14. DEEMED REJECTION. Except as is expressly provided otherwise herein, the failure of a party to respond, within the response period set forth in the request in question (which response period shall not be less than five (5) business days nor more than ten (10) business days from the date on which the party in question is deemed to have received notice of such request pursuant to Section 5.01 above), either in the affirmative or in the negative, to any request it receives from another party or the Company relating to a proposed act and in respect of which such party is entitled to vote pursuant to this Agreement, shall conclusively be deemed for all purposes to be a vote by such party against the act set forth in such request.

SECTION 5.15. ENFORCEMENT. In the event it becomes necessary for any party hereto to file suit to enforce this Agreement or any provision contained herein, the prevailing party in such action shall be entitled to recover, in addition to all other remedies or damages, court costs, expenses of litigation and reasonable attorneys fees incurred in such suit, and shall be performed in Dallas county, Texas.

SECTION 5.16. BUSINESS DAYS. Whenever the terms of this Agreement call for the performance of a specific act on a specified date, which date falls on a Saturday, Sunday or legal holiday, the date for the performance of such act shall be postponed to the next succeeding regular business day following such Saturday, Sunday or legal holiday.

SECTION 5.17. LIMITATIONS OF ACTIONS. Any action or suit under this Agreement or relating in any way to Employee's employment with the Company must be brought within one (1) year after the alleged breach of this Agreement, and the parties hereby waive any statute of limitations to the contrary.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.


						COMPANY:

						Abatix Environmental Corp.,
						a Delaware Corporation,


						By: S/S GARY L. COX
						   ------------------
						Name: Gary L. Cox
						Title: Executive Vice President

						EMPLOYEE:


						S/S BARRY HORVITZ
						--------------------
						Name: Barry Horvitz